Monarch Casino Reports 2010 Fourth Quarter and Full-Year Results

RENO, NV -- (Marketwire - February 24, 2011) - Monarch Casino & Resort, Inc. (NASDAQ: MCRI) (the "Company"), owner of the Atlantis Casino Resort Spa (the "Atlantis") in Reno, Nevada, today announced fourth-quarter and full-year results for the quarter and year ended December 31, 2010.

RESULTS FOR THE QUARTER ENDED DECEMBER 31, 2010

The Company reported net revenue of $33.8 million which is $1.9 million, or 6.0%, higher than the $31.9 million reported for the comparative quarter in 2009. The Company announced quarterly income from operations of $948 thousand which represents an increase of 193.6% when compared to the prior year's fourth quarter. EBITDA(1) of $4.7 million was $200 thousand or 4% lower than the $4.9 million reported in the fourth quarter of the prior year. Revenue generated in the casino, food and beverage, hotel and other operating departments increased by 6.1%, 9.0%, 1.5% and 19.0%, respectively.

Casino operating expense increased approximately $1.0 million, or 11.0%, over the prior year's fourth quarter primarily due to the cost of a greater amount of complimentary food, beverages and other services provided to casino patrons ("Complimentaries"). As a percentage of casino revenue, casino operating expense increased to 41.1% as compared to 39.3% in the prior year's fourth quarter, primarily due to the higher Complimentaries.

Food and beverage operating expense as a percentage of food and beverage revenue increased to 48.8% for the fourth quarter as compared to 44.7% in the fourth quarter of the prior year primarily due to higher repairs and maintenance expense related to various improvement projects undertaken during the quarter. Hotel operating expense as a percentage of hotel revenue decreased to 30.8% from 35.5% in prior year's fourth quarter due to the increase in hotel revenue combined with lower overall hotel operating expense. Selling, general and administrative expense increased by $391 thousand, or 3.3%, due primarily to higher marketing expense.

The Company reported that during the fourth quarter it demolished its 149 room motor lodge which resulted in a one-time charge in the fourth quarter of $414 thousand. The motor lodge was a free standing, low-rise building located next to the Atlantis. The former footprint of the motor lodge was converted into paved surface parking.

During the quarter, the Company paid down the balance outstanding under its credit facility by $3.4 million, which decreased the outstanding balance of the credit facility from $32.0 million at September 30, 2010 to $28.6 million at December 31, 2010. Decreased borrowing levels, combined with lower interest rates, drove interest expense down from $496 thousand in the prior year's fourth quarter to $316 thousand in the quarter ended December 31, 2010.

RESULTS FOR THE YEAR ENDED DECEMBER 31, 2010

For the year, the Company reported net revenue of $142.0 million, income from operations of $14.0 million and EBITDA(1) of $27.7 million, which represent increases of a 6.2%, 53.5% and 20.5%, respectively, when compared to the prior year. Revenue generated in the casino, food and beverage, hotel and other operating departments increased by 5.6%, 7.4%, 9.2% and 15.8%, respectively.

Casino operating expense increased approximately $2.9 million, or 8.1%, over the prior year primarily due to the cost of increased Complimentaries. As a percentage of casino revenue, casino operating expense increased slightly to 38.9% as compared to 38.0% in the prior year, primarily due to the higher Complimentaries.

Food and beverage operating expense for the year as a percentage of food and beverage revenue decreased slightly to 46.1% as compared to 46.9% in the prior year. Hotel operating expense as a percentage of hotel revenue decreased to 27.3% from 33.2% in the prior year due primarily to the increase in hotel revenue combined with lower payroll, benefits and overall maintenance expense. Selling, general and administrative expense of $47.9 million was flat with the prior year.

During the year, the Company paid down the balance outstanding under its credit facility by $19.9 million, which decreased the outstanding balance of the credit facility from $48.5 million at December 31, 2009 to $28.6 million at December 31, 2010. Decreased borrowing levels, combined with lower interest rates, drove interest expense down from $2.1 million in the prior year to $1.5 million in 2010.

Monarch's CEO and Co-Chairman John Farahi commented on the Company's performance: "We are pleased to report revenue increases for the fourth consecutive quarter despite the ongoing macroeconomic weakness of our national and local economies. We are also pleased with our full-year results. We grew annual net revenue by 6.2% and annual EBITDA by 20.5%. We continued to upgrade our facility while strengthening our balance sheet by paying down our outstanding debt by almost $20 million."

Mr. Farahi added: "The fourth quarter demolition of the motor lodge buildings was another important step forward. The motor lodge facility was past its prime and did not provide our guests with the level of quality that we offer in our newly expanded and upgraded facilities. Moreover, the demolition allowed us to add premium surface parking right next to the Atlantis, which has been very well received by our guests."

Monarch Casino & Resort, Inc., through its subsidiary, Golden Road Motor Inn, Inc., owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada which features approximately 61,000 square feet of casino space; approximately 825 guest rooms; eight food outlets; two espresso and pastry bars; an approximate 30,000 square foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 38 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge and a poker room. The Company and its predecessors have operated a facility on the Atlantis site since 1972.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which are subject to change, including, but not limited to, comments relating to (i) future operating performance, (ii) economic and market conditions, and (iii) the liquidity requirements of the Company. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Additional information concerning potential factors that could affect the Company's financial results is included in the Company's Securities and Exchange Commission filings, which are available on the Company's web site at www.monarchcasino.com.

                       MONARCH CASINO & RESORT, INC.
                Condensed Consolidated Statements of Income
                               (Unaudited)

                        Three Months Ended              Year Ended
                           December 31,                December 31,
                    --------------------------  --------------------------
                        2010          2009          2010          2009
                    ------------  ------------  ------------  ------------
Revenues
  Casino            $ 24,598,175  $ 23,174,218  $ 99,813,126  $ 94,510,933
  Food and beverage   10,030,398     9,206,419    40,979,514    38,172,149
  Hotel                4,295,822     4,232,749    21,767,117    19,937,568
  Other                1,997,574     1,678,532     7,908,525     6,830,800
                    ------------  ------------  ------------  ------------
    Gross revenues    40,921,969    38,291,918   170,468,282   159,451,450
Less promotional
 allowances           (7,079,488)   (6,440,404)  (28,438,255)  (25,719,594)
                    ------------  ------------  ------------  ------------
    Net revenues      33,842,481    31,851,514   142,030,027   133,731,856
                    ------------  ------------  ------------  ------------
Operating expenses
  Casino              10,101,265     9,100,855    38,777,935    35,887,871
  Food and beverage    4,898,165     4,116,412    18,874,351    17,890,429
  Hotel                1,321,291     1,501,432     5,942,399     6,628,190
  Other                  674,507       520,774     2,825,692     2,449,977
  Selling, general
   and
   administrative     12,123,464    11,731,999    47,881,105    47,865,432
  Depreciation and
   amortization        3,361,412     3,190,468    13,281,396    12,501,048
  Player club
   implementation
   expense                     -     1,366,614             -     1,366,614
  Motor lodge
   demolition            414,099             -       414,099             -
                    ------------  ------------  ------------  ------------
    Total operating
     expenses         32,894,203    31,528,554   127,996,977   124,589,561
                    ------------  ------------  ------------  ------------
    Income from
     operations          948,278       322,960    14,033,050     9,142,295
                    ------------  ------------  ------------  ------------
Other expenses
  Interest income              -        16,697             -       124,661
  Interest expense      (315,562)     (495,660)   (1,457,865)   (2,103,798)
                    ------------  ------------  ------------  ------------
    Total other
     expense            (315,562)     (478,963)   (1,457,865)   (1,979,137)
                    ------------  ------------  ------------  ------------
    Income before
     income taxes        632,716      (156,003)   12,575,185     7,163,158
Provision for
 income taxes           (164,869)      239,546    (4,338,924)   (2,321,679)
                    ------------  ------------  ------------  ------------
    Net income      $    467,847  $     83,543  $  8,236,261  $  4,841,479
                    ============  ============  ============  ============

Earnings per share
 of common stock
  Net income
    Basic           $       0.03  $       0.01  $       0.51  $       0.30
    Diluted         $       0.03  $       0.01  $       0.51  $       0.30

Weighted average
 number of common
 shares and
 potential common
 shares outstanding
    Basic             16,138,158    16,125,388    16,131,321    16,123,027
    Diluted           16,270,912    16,157,105    16,205,606    16,159,415

                      MONARCH CASINO & RESORT, INC.
                  CONDENSED CONSOLIDATED BALANCE SHEETS

                                                      December 31,
                                              ----------------------------
                                                  2010           2009
                                              -------------  -------------
                   ASSETS
Current assets
  Cash and cash equivalents                   $  13,800,604  $  14,420,323
  Receivables, net                                3,269,250      2,294,703
  Federal income tax receivable                      99,202              -
  Inventories                                     1,883,816      1,706,867
  Prepaid expenses                                2,553,341      2,623,650
  Deferred income taxes                           1,384,443      1,090,063
                                              -------------  -------------
    Total current assets                         22,990,656     22,135,606
                                              -------------  -------------
Property and equipment
  Land                                           13,172,522     13,172,522
  Land improvements                               3,891,990      3,511,484
  Buildings                                     139,843,299    140,522,106
  Building improvements                          10,766,414     10,410,770
  Furniture and equipment                       112,847,107    107,655,784
  Leasehold improvements                          1,346,965      1,346,965
                                              -------------  -------------
                                                281,868,297    276,619,631
  Less accumulated depreciation and
   amortization                                (125,437,458)  (113,538,145)
                                              -------------  -------------
    Net property and equipment                  156,430,839    163,081,486
Other assets, net                                   312,043        569,622
                                              -------------  -------------
    Total assets                              $ 179,733,538  $ 185,786,714
                                              =============  =============

      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Borrowings under credit facility            $           -  $   1,000,000
  Accounts payable                               10,216,495      8,984,010
  Accrued expenses                               14,077,344     11,056,079
  Federal income taxes payable                            -         46,546
                                              -------------  -------------
    Total current liabilities                    24,293,839     21,086,635
                                              -------------  -------------
Long-term debt, less current maturities          28,600,000     47,500,000
Deferred income taxes                             3,384,218      4,695,657
Other long-term liabilities                         873,872              -
                                              -------------  -------------
    Total Liabilities                            57,151,929     73,282,292
                                              -------------  -------------

Stockholders' equity
  Preferred stock, $.01 par value, 10,000,000
   shares authorized; none issued                         -              -
  Common stock, $.01 par value, 30,000,000
   shares authorized; 19,096,300 shares issued;
   16,138,158 outstanding at 12/31/10
   16,125,388 outstanding at 12/31/09               190,963        190,963
  Additional paid-in capital                     31,558,693     30,041,083
  Treasury stock, 2,958,142 shares at
   12/31/10 2,970,912 shares at 12/31/09,
   at cost                                      (48,541,663)   (48,864,979)
  Retained earnings                             139,373,616    131,137,355
                                              -------------  -------------
    Total stockholders' equity                  122,581,609    112,504,422
                                              -------------  -------------
    Total liability and stockholder's
     equity                                   $ 179,733,538  $ 185,786,714
                                              =============  =============

                      MONARCH CASINO & RESORT, INC.
                 Reconciliation of Net Income to EBITDA(1)
                               (Unaudited)

                        Three Months Ended              Year Ended
                           December 31,                December 31,
                    --------------------------- ---------------------------
                        2010          2009          2010          2009
                    ------------- ------------  ------------- ------------
Net Income          $     467,847 $     83,543  $   8,236,261 $  4,841,479
Adjustments
  (Benefit)/provision
   for income taxes       164,869     (239,546)     4,338,924    2,321,679
  Interest expense        315,562      495,660      1,457,865    2,103,798
  Depreciation and
   amortization         3,361,412    3,190,468     13,281,396   12,501,048
  Interest income               -      (16,697)             -     (124,661)
  Motor lodge
   demolition             414,099            -        414,099            -
  Player club
   implementation
   expense                      -    1,366,614              -    1,366,614
                    ------------- ------------  ------------- ------------
EBITDA (1)          $   4,723,789 $  4,880,042  $  27,728,545 $ 23,009,957
                    ============= ============  ============= ============

(1) "EBITDA" consists of net income plus provision for income taxes and other one-time non-cash charges, interest expense, depreciation and amortization less interest income and any benefit for income taxes. EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity. This item enables comparison of the Company's performance with the performance of other companies that report EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

Contacts:
Ron Rowan
CFO
(775) 825-4700
RRowan@MonarchCasino.com

John Farahi
CEO
(775) 825-4700
JohnFarahi@MonarchCasino.com

For additional information visit Monarch's web site at MonarchCasino.com.